           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 17, 1995

                                                                       [LOGO]
                                  $250,000,000
                              Oryx Energy Company


                   $100,000,000 8% Notes Due October 15, 2003
                 $150,000,000 8 1/8% Notes Due October 15, 2005
                    INTEREST PAYABLE APRIL 15 AND OCTOBER 15

                                 --------------

NEITHER THE 8% NOTES DUE OCTOBER 15, 2003 (2003 NOTES) NOR THE 8 1/8% NOTES DUE OCTOBER 15, 2005 (2005 NOTES) MAY BE REDEEMED BY THE COMPANY AT ANY TIME PRIOR
 TO  MATURITY. THE 2003 NOTES AND THE 2005 NOTES WILL BE REPRESENTED BY GLOBAL
  SECURITIES REGISTERED IN THE  NAME OF THE NOMINEE  OF THE DEPOSITORY  TRUST
   COMPANY (DEPOSITARY). INTERESTS IN THE 2003 NOTES AND THE 2005 NOTES WILL ONLY BE EVIDENCED BY, AND TRANSFERS WILL ONLY BE EFFECTED THROUGH,
    RECORDS  MAINTAINED BY THE DEPOSITARY AND  ITS PARTICIPANTS.  EXCEPT AS
     DESCRIBED IN  THE ACCOMPANYING  PROSPECTUS, SECURITIES  IN  DEFINITIVE
                            FORM WILL NOT BE ISSUED.

                                 --------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS
    THE   SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
      COMMISSION  PASSED   UPON  THE   ACCURACY   OR  ADEQUACY   OF   THIS
       PROSPECTUS    SUPPLEMENT   OR    THE   PROSPECTUS.    ANY   REPRE-
                  SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                               UNDERWRITING
                                                             PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                            PUBLIC(1)          COMMISSIONS        COMPANY(1)(2)
                                                        ------------------  ------------------  ------------------
PER 2003 NOTE.........................................       100.000%             1.625%             98.375%
PER 2005 NOTE.........................................       99.901%              1.875%             98.026%
TOTAL.................................................     $249,851,500         $4,437,500         $245,414,000

(1)  PLUS ACCRUED INTEREST, IF ANY, FROM OCTOBER 20, 1995.
(2)  BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $200,000.

                                  --------------

    THE 2003 NOTES AND THE 2005 NOTES ARE OFFERED BY THE SEVERAL UNDERWRITERS WHEN, AS AND IF ISSUED BY THE COMPANY, DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE 2003 NOTES AND THE 2005 NOTES, IN BOOK-ENTRY FORM, WILL BE MADE THROUGH THE FACILITIES OF THE DEPOSITARY ON OR ABOUT OCTOBER 20, 1995.


                         UNDERWRITERS OF THE 2003 NOTES


CS First Boston

        BA Securities, Inc.

                Citicorp Securities, Inc.

                                               NationsBanc Capital Markets, Inc.


                         UNDERWRITERS OF THE 2005 NOTES


CS First Boston

            Goldman, Sachs & Co.

                         J.P. Morgan Securities Inc.

                                                            Salomon Brothers Inc


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 17, 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE 2003 NOTES OR THE 2005 NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE 2003 NOTES AND THE 2005 NOTES PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                            ------------------------

                                USE OF PROCEEDS

    The net proceeds from the sale of the 2003 Notes and the 2005 Notes, estimated to aggregate approximately $245 million after offering expenses, will be applied to the redemption in full of the Company's $250 million 9 3/4% Notes Due September 15, 1998 (9 3/4% Notes). The 9 3/4% Notes are currently redeemable at the option of the Company in whole or in part on at least 30 days' notice at a redemption price of 100% of their principal amount plus accrued interest to the date fixed for redemption.

                              RECENT DEVELOPMENTS

    The Company reported revenues of $578 million and net income of $24 million for the six months ended June 30, 1995. Results for the six months ended June 30, 1995 include a $14 million net gain on the sale of assets, a $14 million extraordinary net charge related to early debt retirement and a $1 million charge for remeasurement of foreign deferred taxes. By comparison, the six months ended June 30, 1994, restated for a change in accounting principle, had revenues of $515 million and a net loss, before the cumulative effect of an accounting change, of $67 million. Restated results for the six months ended June 30, 1994, excluding the cumulative effect, include a $49 million net restructuring charge and a $2 million charge for the remeasurement of foreign deferred taxes. Operating earnings before interest, taxes and depreciation and amortization (EBITDA) for the six months ended June 30, 1995 was $265 million. For the comparable 1994 period, EBITDA was $222 million. The components of EBITDA are revenues, excluding gains on asset sales, less production costs, cash exploration expenses and general and administrative expenses.


    The Company's average worldwide net daily production of crude oil and condensate for the six months ended June 30, 1995 increased by 12 thousand barrels per day (mbbl/d) to 128 mbbl/d, as compared to 116 mbbl/d for the same period in 1994. Average worldwide net daily production of natural gas for the first six months of 1995 decreased by 27 million cubic feet per day (mmcf/d) to 578 mmcf/d, as compared to 605 mmcf/d for the same period of 1994. The increases in rates of production are primarily due to increased United States offshore production and the acquisition of additional interests in several U.K. North Sea properties. Crude oil prices averaged $16.69 per barrel, an increase of $2.43 per barrel as compared to 1994 while natural gas prices averaged $1.77 per thousand cubic feet in 1995, $.26 per thousand cubic feet lower as compared to 1994.

    On July 18, 1995, the Company completed the sale, effective July 1, 1995, of all of its assets in the Alba field in the U.K. North Sea for cash consideration of $270 million. The sale of the Company's assets in the Alba field is part of a series of related asset dispositions which the Company has entered into in 1995 for the purpose of using the associated net proceeds to reduce outstanding indebtedness. In addition to the sale of the Alba field assets, the Company has completed sales of certain U.S. oil and gas producing assets and all of its assets in Indonesia and Gabon. The sale of U.S. assets occurred throughout the six month period which ended on June 30, 1995 and generated cash proceeds of $77 million; the sale of the Indonesian assets occurred on May 18, 1995, effective January 1, 1995, for cash proceeds of $67 million; and the sale of the Gabonese assets occurred effective January 1, 1995 for cash proceeds of $2 million. On June 14, 1995, the Company signed an agreement to sell its interests in Block 48/15a in the U.K. North Sea for $120 million. Assets being sold include the Company's 33.7 percent interest in the Audrey field; its estimated 10 percent interest in the Galleon field; and its undetermined interest in the Ensign discovery. Management believes that it is probable that closing will occur early in the fourth quarter. This series of asset dispositions, totalling $536 million, represents 133 million equivalent barrels of proved reserves and 43 thousand average equivalent barrels of production per day.

    In the second quarter of 1995, the Company replaced its $620 million revolving credit facility with a $500 million revolving credit facility which is scheduled to mature on June 30, 1998.

    The Company has called for redemption on October 30, 1995 its $138 million 10 3/8% Debentures at 106.471 percent of par plus accrued interest, which is expected to result in a $6 million extraordinary loss (net of $3 million of income tax) in the fourth quarter. The redemption will be funded with proceeds from divestments.

    As a result of the Company's debt reduction program, total indebtedness decreased from $1,711 million at December 31, 1994 to $1,322 million at September 30, 1995. In addition, cash proceeds of $120 million expected from the sale of Block 48/15a in the U.K. North Sea in the fourth quarter of 1995 will be used to further reduce outstanding indebtedness.

    On August 15, 1995, a swap option, in the notional amount of $250 million, sold by the Company in 1993 for $14 million, was exercised by the counterparties, thereby obligating the Company, commencing September 15, 1995 and continuing through September 15, 1998, to pay an annual rate of 9.75 percent while receiving LIBOR (5.875 percent at September 15, 1995, to be reset at six-month intervals). The $14 million of proceeds previously received will be amortized and netted against the interest expense associated with the exercise of the swap option.

    During 1995, the holders of the Company's Series B Junior Cumulative Convertible Preference Stock (Series B Preference) converted the remaining 5,259,394 shares of Series B Preference into common stock on a share for share basis.

                    DESCRIPTION OF 2003 NOTES AND 2005 NOTES

    The following description of the particular terms of the 2003 Notes and the 2005 Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus under "Description of the Debt Securities," to which reference is hereby made. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description set forth in the Prospectus and the provisions of the Senior Indenture referred to therein. The 2003 Notes and the 2005 Notes will be issued as separate series of Debt Securities under the Senior Indenture and, unless otherwise specified in this Prospectus Supplement, the terms and conditions relating to the Senior Debt Securities set forth in "Description of the Debt Securities" will apply to the 2003 Notes and the 2005 Notes. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

GENERAL

    The 2003 Notes offered hereby will be limited to $100,000,000 aggregate principal amount and will be issued under the Senior Indenture. The 2003 Notes will mature on October 15, 2003. The 2003 Notes will bear interest from October 20, 1995 at the rate per annum shown on the front cover of this Prospectus Supplement payable semiannually on April 15 and October 15 of each year, commencing April 15, 1996, to the person in whose name the Notes are registered at the close of business on the April 1 or October 1, as the case may be, next preceding such interest payment date. The 2003 Notes are not entitled to any sinking fund.

    The 2005 Notes offered hereby will be limited to $150,000,000 aggregate principal amount and will be issued under the Senior Indenture. The 2005 Notes will mature on October 15, 2005. The 2005 Notes will bear interest from October 20, 1995 at the rate per annum shown on the front cover of this Prospectus Supplement payable semiannually on the April 15 and October 15 of each year, commencing April 15, 1996, to the person in whose name the 2005 Notes are registered at the close of business on the April 1 or the October 1, as the case may be, next preceding such interest payment date. The 2005 Notes are not entitled to any sinking fund.

REDEMPTION

    Neither the 2003 Notes nor the 2005 Notes may be redeemed by the Company at any time prior to maturity.

BOOK-ENTRY SYSTEM

    The 2003 Notes and the 2005 Notes will each be issued in the form of fully registered global notes. The global notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee. Reference is made to the description of the Depositary's procedures with respect to global notes in the accompanying Prospectus under "Description of the Debt Securities -- General Provisions Applicable to Both Indentures -- BOOK-ENTRY SYSTEM."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated October 17, 1995 (Underwriting Agreement), the Underwriters named below (2003 Note Underwriters) have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the 2003
Notes:

                                                              Principal Amount
                        Underwriter                            of 2003 Notes
------------------------------------------------------------  ----------------
CS First Boston Corporation.................................   $   70,000,000
BA Securities, Inc..........................................       10,000,000
Citicorp Securities, Inc....................................       10,000,000
NationsBanc Capital Markets, Inc............................       10,000,000
                                                              ----------------
Total.......................................................   $  100,000,000
                                                              ----------------
                                                              ----------------

    The Underwriting Agreement provides that the obligations of the 2003 Note Underwriters to purchase the 2003 Notes are subject to certain conditions precedent and that the 2003 Note Underwriters will be obligated to purchase all the 2003 Notes if any are purchased. The Underwriting Agreement provides that, in the event of a default by a 2003 Note Underwriter, in certain circumstances the purchase commitments of non-defaulting 2003 Note Underwriters may be increased or the Underwriting Agreement may be terminated.


    The Company has been advised by the 2003 Note Underwriters that they propose to offer the 2003 Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of 0.75% of the principal amount per 2003 Note, and the 2003 Note Underwriters and such dealers may allow a discount of 0.50% of the principal amount per 2003 Note on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the 2003 Note Underwriters.

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated October 17, 1995 (Underwriting Agreement), the Underwriters named below (2005 Note Underwriters and, together with the 2003 Note Underwriters, Underwriters) have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the 2005 Notes:


                                                              Principal Amount
                        Underwriter                            of 2005 Notes
------------------------------------------------------------  ----------------
CS First Boston Corporation.................................   $  105,000,000
Goldman, Sachs & Co. .......................................       15,000,000
J.P. Morgan Securities Inc. ................................       15,000,000
Salomon Brothers Inc .......................................       15,000,000
                                                              ----------------
Total.......................................................   $  150,000,000
                                                              ----------------
                                                              ----------------

    The Underwriting Agreement provides that the obligations of the 2005 Note Underwriters to purchase the 2005 Notes are subject to certain conditions precedent and that the 2005 Note Underwriters will be obligated to purchase all the 2005 Notes if any are purchased. The Underwriting Agreement provides that, in the event of a default by a 2005 Note Underwriter, in certain circumstances the purchase commitments of non-defaulting 2005 Note Underwriters may be increased or the Underwriting Agreement may be terminated.


    The Company has been advised by the 2005 Note Underwriters that they propose to offer the 2005 Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of 1.00% of the principal amount per 2005 Note, and the 2005 Note Underwriters and such dealers may allow a discount of 0.50% of the principal amount per 2005 Note on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the 2005 Note Underwriters.

    The 2003 Notes and the 2005 Notes are each a new issue of securities with no established trading market. The respective Underwriters have advised the Company that they presently intend to act as market makers for the 2003 Notes and the 2005 Notes. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for either the 2003 Notes or the 2005 Notes.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

    Each of the underwriters and/or certain of their affiliates has engaged in transactions with and performed investment banking and/or commercial banking services for the Company and certain of its subsidiaries from time to time in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the 2003 Notes and the 2005 Notes will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York, and for the Underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the 2003 Notes and the 2005 Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of 2003 Notes or 2005 Notes are effected. Accordingly, any resale of the 2003 Notes or the 2005 Notes, as the case may be, in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the 2003 Notes or the 2005 Notes, as the case may be.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of 2003 Notes or 2005 Notes, as the case may be, in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such 2003 Notes or 2005 Notes, as the case may be, without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".


RIGHTS OF ACTION AND ENFORCEMENT

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of 2003 Notes or 2005 Notes, as the case may be, to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any 2003 Notes or 2005 Notes, as the case may be, acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #88/5, a copy of which may be obtained from the Company. Only one such report must be filed in respect of 2003 Notes or 2005 Notes, as the case may be, acquired on the same date and under the same prospectus exemption.

PROSPECTUS
                                  $500,000,000
                              ORYX ENERGY COMPANY
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               ------------------

    Oryx Energy Company (Company) may offer from time to time in one or more series its unsecured debt securities (Debt Securities). The Debt Securities may be senior debt securities (Senior Debt Securities) or subordinated debt securities (Subordinated Debt Securities). The Subordinated Debt Securities may be convertible into shares of Common Stock, $1.00 par value, of the Company (Common Stock). The Company may also from time to time offer shares of Common Stock or Preferred Stock, $1.00 par value, of the Company (Preferred Stock). The aggregate offering price of the Debt Securities, the Common Stock and the Preferred Stock offered hereby (Securities) will not exceed $500,000,000. The Company will offer the Securities to the public from time to time on terms determined by market conditions.

    The Senior Debt Securities will be senior obligations of the Company, unsecured and unsubordinated to any other existing indebtedness of the Company. Because the Company is a holding company, the Senior Debt Securities will be effectively subordinated to the indebtedness (including trade payables) of the Company's subsidiaries outstanding from time to time.

    The Subordinated Debt Securities will be subordinated in right of payment to all present and future Senior Debt of the Company as defined herein.

    An accompanying Prospectus Supplement relating to Debt Securities will set forth the specific terms of the offering and sale of such Debt Securities, including the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest, terms for conversion (if any), listing (if any) on a securities exchange, any terms for mandatory or optional redemption and any other specific terms of the series of Debt Securities in respect of which this Prospectus is being delivered (Offered Debt Securities).

    The Offered Debt Securities may be issuable in registered definitive form (Certificated Notes) or may be represented by one or more permanent global securities (Global Notes), as specified in the applicable Prospectus Supplement. Except in limited circumstances, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes and will not be considered the holders thereof. See "Description of Debt Securities -- Book-Entry System."

    The Prospectus Supplement relating to Preferred Stock will also set forth the specific designation, number of shares, rights, preferences, privileges and restrictions, including dividend rate (or manner of calculation thereof), time of payment of dividends, liquidation value, terms for conversion (if any), voting rights, listing (if any) on a securities exchange, any terms for mandatory or optional redemption and any other specific terms of the series of Preferred Stock in respect of which this Prospectus is being delivered (Offered Preferred Stock, and together with Offered Debt Securities and any Common Stock offered by such Prospectus Supplement, Offered Securities).

    The Securities will be sold either through underwriters, dealers or agents, or directly by the Company. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

    The Common Stock is listed on the New York Stock Exchange.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE ACCURACY  OR ADEQUACY  OF THIS  PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                           --------------------------


                The date of this Prospectus is October 17, 1995

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                             AVAILABLE INFORMATION


    The Company (Commission File No. 1-10053) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (Commission). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549 at prescribed rates. In addition, such material and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.


    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, supplements and exhibits thereto, referred to as the Registration Statement) under the Securities Act of 1933, as amended (Securities Act), with respect to the Securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the
Commission. For further information, reference is hereby made to the Registration Statement.

                            ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE


    The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission (File No. 1-10053): (i) the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994;
(ii) the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1995; (iii) the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 1995; and (iv) the Company's Current Report on Form 8-K dated October 17, 1995.


    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 13155 Noel Road, Dallas, Texas 75240-5067; Attn: Mr. Robert L. Thompson, Comptroller, telephone (214) 715-4000.

                                  THE COMPANY


    Oryx Energy Company (together with its consolidated subsidiaries, unless the context otherwise requires, Company) engages exclusively in the exploration for and the development and production of oil and gas. The Company has a strong base of U.S. and international reserves and production primarily in the Gulf of Mexico, the southwestern U.S., the U.K. North Sea and Ecuador. It also has exploration and development projects in the Gulf of Mexico, the U.K. North Sea, Kazakhstan, Australia and Algeria. The Company's business in the United States is conducted through Sun Energy Partners, L.P. (Partnership), of which the Company is the Managing General Partner. At December 31, 1994, the Company had a 98 percent ownership interest in the Partnership.



    The Company was incorporated in Delaware in 1971. The Company's principal executive office is located at 13155 Noel Road, Dallas, Texas 75240-5067 and the telephone number is (214) 715-4000.


                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including repayment of existing indebtedness, capital expenditures and working capital requirements. Any specific allocation of the net proceeds of an offering of Securities will be described in the related Prospectus Supplement. The precise amount and timing of sales of the Securities will be dependent on the Company's capital requirements and market conditions and the availability and cost of other funds to the Company.

         CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
           TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

    The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividend requirements for the Company for the periods indicated.


                                                                                                  YEAR ENDED DECEMBER 31
                                                                        SIX MONTHS ENDED    ----------------------------------
                                                                          JUNE 30, 1995     1994*   1993*   1992* 1991*  1990
                                                                        -----------------   -----   -----   ----  ----  ------
Ratio of earnings to fixed charges....................................        1.52           --      --     --    --     2.26
Ratio of earnings to fixed charges and preferred stock dividend
 requirements.........................................................        1.52           --      --     --    --     2.21

------------------------
* Earnings were inadequate to cover fixed charges, or fixed charges and preferred stock dividend requirements, by $97 million for 1994, $147 million for 1993, $44 million for 1992 and $75 million for 1991.


                       DESCRIPTION OF THE DEBT SECURITIES

    The following sets forth certain general terms and provisions of the indentures under which the Debt Securities are to be issued. The particular terms of the Offered Debt Securities will be set forth in the Prospectus Supplement relating to such Offered Debt Securities.

    The Senior Debt Securities may be issued in one or more series under an indenture dated as of September 15, 1988, as amended and supplemented by the First Supplemental Indenture dated as of April 1, 1991 (Senior Indenture) between the Company and The Bank of New York, as trustee (Senior Trustee). The Subordinated Debt Securities may be issued in one or more series under an indenture (Subordinated Indenture) between the Company and Bank of Montreal Trust Company, as trustee (Subordinated Trustee).

    The Senior Indenture and the Subordinated Indenture are sometimes hereinafter collectively referred to as the Indentures. The Senior Trustee and the Subordinated Trustee are sometimes hereinafter collectively referred to as the Trustees.

    Copies of the Indentures have been filed as exhibits to the Registration Statement. The following summary of the material provisions of the Indentures is subject to, and is qualified in its entirety by reference to, all provisions of the Indentures and the Debt Securities, including the definitions therein of certain terms.

GENERAL PROVISIONS APPLICABLE TO BOTH INDENTURES

    The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued by the Company and provide that Debt Securities may be issued from time to time in series. Unless otherwise specified in an applicable Prospectus Supplement with respect to a series of Debt Securities, the Debt Securities will be issued in registered form in denominations of $1,000 and any multiple thereof. The Debt Securities of any series will be issued initially as either certificated notes or global notes, as specified in the applicable Prospectus Supplement. Except as set forth under "Description of the Debt Securities -- Book-Entry System," global notes will not be issuable as certificated notes. Principal is to be payable, and the Debt Securities will be transferable and exchangeable, at the office or agency of the Company maintained for such purposes in New York City, which initially will be the Corporate Trust Office of the applicable Trustee; PROVIDED that global notes will be exchangeable only in the manner and to the extent set forth under "Book-Entry System." The Debt Securities may be transferred, combined or divided without payment of any charge other than taxes or other governmental charges. Payment of interest may, at the option of the Company, be made by check mailed to such registered holders.

    Because the Company conducts substantially all of its operations through its subsidiaries (including the Partnership), the Company's rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the distribution of the assets of the subsidiaries of the Company, including the Partnership, upon any liquidation or reorganization of any such subsidiary, or otherwise, will be subject to the prior claims of creditors of such subsidiaries, except to the extent that the Company may itself be a creditor with recognized claims against any subsidiary. The ability of the Company to pay principal and interest on the Debt Securities is, to a large extent, dependent upon the payment to it of distributions, dividends, interest or other amounts by its subsidiaries (including the Partnership).

    The Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities may be issued and are, or will be, payable; (4) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest or the method by which such rate or rates shall be determined and the date or dates from which such interest will accrue; (5) the date or dates on which such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (6) each office or agency where, subject to the terms of the applicable Indenture, the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture, the Offered Debt Securities may be presented for registration of transfer or exchange; (7) the period or periods within which, the price or prices at which, and the terms and conditions, if any, upon which the Offered Debt Securities may be redeemed at the option of the Company; (8) the obligation, if any, of the Company to redeem, to repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt
Securities will be redeemed, repaid or purchased pursuant to any such obligation; (9) in the case of Subordinated Debt Securities, whether and upon what terms such Debt Securities will be convertible into Common Stock; (10) whether the Offered Debt Securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended (Code), and the regulations thereunder; (11) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (12) whether the Offered Debt Securities are to be issued as certificated notes or global notes; (13) the currency or currencies (including composite currencies) in which payments on the Offered Debt Securities are to be made if other than U.S. dollars; and (14) any other detailed terms and provisions of the Offered Debt Securities which are not inconsistent with the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

    Debt  Securities may be  issued as Original Issue  Discount Securities to be sold at a discount below their principal amount. Original Issue Discount Securities means any Debt Securities issued with "original issue discount" within the meaning of Section 1273(a) of the Code and the regulations thereunder. United States income tax and other considerations applicable to Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. Original Issue Discount Securities may provide for the declaration of acceleration of the maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof.

BOOK-ENTRY SYSTEM

    If so specified in the applicable Prospectus Supplement, a series of Offered Debt Securities may be issued as global notes. Each global note will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the applicable Prospectus Supplement, will be The Depository Trust Company, New York, New York (Depositary), and registered in the name of a nominee of the Depositary. Certificated notes will not be exchangeable for global notes and, except under the circumstances described below, global notes will not be exchangeable for certificated notes and will not otherwise be issuable as certificated notes.


    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants (Participants) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The Rules applicable to the Depositary and its Participants are on file with the Commission.


    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a global note to be deposited with or on behalf of the Depositary will be represented by a global note registered in the name of such depositary or its nominee. Upon the issuance of a global note in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global note to the accounts of institutions that have accounts with such depositary or its nominee (participants). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global notes. Ownership of beneficial interests in global notes by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

    So long as the Depositary for a global note in registered form, or its nominee, is the registered owner of such global note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global note will not be entitled to have Debt Securities of the series represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owner or holders thereof under the applicable Indenture.

    Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the global note representing such Debt Securities. None of the Company, the Trustee, any paying agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company has been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of any permanent global note, the Depositary will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A global note may not be transferred except as a whole by the Depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue certificated notes in definitive registered form in exchange for the global note or Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more global notes and, in such event, will issue certificated notes in definitive form in exchange for the global note or Notes representing such Debt Securities. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in definitive form of certificated notes of the series represented by such global note equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

CONSOLIDATION, MERGER OR SALE

    Nothing contained in the Indentures prevents any consolidation or merger of the Company with or into any other corporation or corporations (whether or not affiliated with the Company) or any sale or conveyance of all or substantially all the property of the Company to any other corporation, provided that upon any such consolidation, merger, sale or conveyance of or by the Company, other than a consolidation or merger in which the Company is the continuing corporation, the due and punctual payment of the principal of, and premium, if any, and interest on, all of the Debt Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indentures and the Debt Securities to be performed by the Company, are expressly assumed by the corporation formed by such consolidation, or into which the Company shall have been merged, or by the corporation which shall have acquired such property.

MODIFICATION OF THE INDENTURES

    The Indentures contain provisions permitting the Company and the applicable Trustee, with the consent of the holders of not less than 66 2/3 percent in principal amount of the outstanding Debt Securities of each series affected, to modify the applicable Indenture or any applicable supplemental indenture or the rights of the holders of the Debt Securities of such series; provided that no such modification shall without the consent of the holders of each outstanding Debt Security affected thereby (a) change the fixed date upon which the principal of or the interest on any Debt Security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any amount payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the maturity thereof, or change the place or places where, or the currency in which, any Debt Security or any interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date on which such is due (or, in the case of redemption, on or after the date fixed for redemption) or, in the case of Subordinated Debt Securities, impair the right to convert such Debt Securities into Common Stock or, in the case of Subordinated Debt Securities, modify the provisions of the Subordinated Indenture with respect to the subordination of such Debt Securities in a manner adverse to holders thereof or (b) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any modification of the applicable Indenture or for waiver by the holders of certain of their rights.

    The Indentures also contain provisions permitting the Company and the applicable Trustee to amend the applicable Indenture in certain circumstances without the consent of the holders of any Debt Securities to evidence the merger of the Company, or the replacement of the applicable Trustee and for certain other purposes.

EVENTS OF DEFAULT

    An Event of Default with respect to Debt Securities of any series is defined in the Indentures as being: default for 30 days in payment of any interest of the Debt Securities of such series; default in payment of principal, including the payment of principal when due pursuant to any redemption provision, of the Debt Securities of such series; default for 90 days after written notice in performance of any other covenant in the Indenture applicable to the Securities of such series; provided, however, that such a default will not be an Event of Default if it cannot with due diligence be cured within such 90-day period due to causes beyond the control of the Company; default under any instrument evidencing indebtedness for borrowed money, if indebtedness in excess of $10,000,000 is thereby accelerated and such acceleration is not rescinded within 30 days after written notice is given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the holders of 25 percent or more in aggregate principal amount of the Debt Securities of that series; certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving the Company, the Partnership, Sun Operating Limited Partnership or Oryx U.K. Energy Company; or any other Event of Default provided with respect to Debt Securities of that series. The Company will be required to file with the applicable Trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the Indentures. The Indentures provide that the applicable Trustee may withhold notice to the holders of the Debt Securities of any default (except in payment of principal of, or interest on, the Debt Securities) if such Trustee considers it in the interest of the holders of the Debt Securities to do so. The Indentures provide that, if an Event of Default with respect to the Debt Securities of any series specified therein shall have happened and be continuing, either the applicable Trustee or the holders of 25 percent or more in aggregate principal amount of the Debt Securities of that series may declare the principal amount (or if the Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series of Debt Securities) of all the Debt Securities and the interest accrued thereon to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of principal of and accrued interest on Debt Securities which shall be become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of that series.

    Subject to the provisions of the Indentures relating to the duties of the Trustees, the Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction on any of the holders of the Debt Securities, unless such holders shall have offered to the applicable Trustee reasonable indemnity. Subject to such provision for indemnification, the holders of a majority in principal amount of the Debt Securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series, provided that the applicable Trustee shall have the right to decline to follow any such direction if such Trustee shall determine that the action so directed conflicts with any law or the provisions of the applicable Indenture or if such Trustee shall determine that such action would involve such Trustee in personal liability or would be prejudicial to holders not taking part in such direction.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEES

    The Bank of New York is Senior Trustee under the Senior Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Debt Securities.

    Bank of Montreal Trust Company is Subordinated Trustee under the Subordinated Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Subordinated Debt Securities. Bank of Montreal Trust Company and its affiliates have other customary banking relations with the Company.

SENIOR INDENTURE PROVISIONS

GENERAL


    The Senior Debt Securities will be senior obligations of the Company, unsecured and unsubordinated to any other indebtedness of the Company. Because the Company is a holding company, the Senior Debt Securities will be effectively subordinated to the indebtedness (including trade payables) of the Company's subsidiaries outstanding from time to time. As of June 30, 1995, the Company's subsidiaries had aggregate indebtedness of $190 million outstanding to third parties, including approximately $89 million of trade payables. The Senior Indenture contains no restrictions on the ability of the Company or its subsidiaries to incur additional indebtedness and except as set forth below, the Senior Indenture contains no restrictions on the ability of the Company and its subsidiaries to incur secured indebtedness.


LIMITATIONS ON LIENS

    Nothing in the Senior Indenture or the Senior Debt Securities will in any way limit the amount of indebtedness or securities (other than the Securities) which may be incurred or issued by the Company or any of its subsidiaries. The Senior Indenture provides that neither the Company nor any Restricted Subsidiary (as defined below) will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (Debt) secured by a mortgage, lien, pledge or other encumbrance (Mortgage) upon any Restricted Property (as defined below) without effectively providing that the outstanding Senior Debt Securities (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created, ranking equally with the Senior Debt Securities) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured. This restriction will not, however, apply to (a) Mortgages on property to secure all or part of the cost of exploration, drilling or development thereof or all or part of the cost of altering or repairing equipment used in connection therewith or (in the case of property which is, in the opinion of the Board of Directors, substantially unimproved for the use intended by the Company) all or part of the cost of improvement thereof, or to secure Debt incurred to provide funds for any such purpose; (b) Mortgages which secure only indebtedness owing by a Subsidiary (as defined below) to the Company, or to one or more Subsidiaries, or to the Company and one or more Subsidiaries; (c) Mortgages on the property of any corporation or other entity existing at the time such corporation or entity becomes a Subsidiary; (d) Mortgages on any property to secure Debt or other indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Debt issued or guaranteed by the United States, any State or any department, agency or instrumentality of either; or (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) or of any Mortgage existing on the date of original issuance of the applicable series of Senior Debt Securities. Notwithstanding the foregoing, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Mortgage which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Restricted Subsidiaries so secured, and the aggregate value of the sale and lease-back transactions which would otherwise be subject to the restrictions described under "Limitation on Sale and Lease-Back," does not at the time such Debt is incurred exceed ten percent of the Shareholders' Equity in the Company and its consolidated subsidiaries as shown in the latest audited consolidated balance sheet of the Company. The following types of transactions, among others, shall not be deemed to create Debt secured by Mortgages: (1) the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or as an overriding royalty; and (2) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

    The Senior Indenture contains no limitations on Mortgages on property acquired or constructed after the date of original issuance of the applicable series of Senior Debt Securities or property owned which is not Restricted Property. The term Restricted Property is defined to mean any interest owned on the date of original issuance of the applicable series of Senior Debt Securities by the Company or a Subsidiary in property situated in the United States (both onshore and offshore) classified by such owner as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities as of the date of issuance of the applicable series of Senior Debt Securities and any shares of capital stock or indebtedness of a Restricted Subsidiary. The term Restricted Subsidiary is defined to mean any Subsidiary (as defined below) of the Company which owns Restricted Property. The term Subsidiary is defined to mean any corporation, partnership, association, company, business trust or other entity in which the Company directly or indirectly (i) owns or controls a majority of the outstanding voting securities having by the terms thereof ordinary voting power to elect a majority of the board of directors (or other body fulfilling a substantially similar function) of such entity (irrespective of whether or not at the time any other class or classes of such voting securities shall have or might have voting power by reason of the happening of any contingency) or (ii) in the case of an entity which does not have a board of directors (or other body fulfilling a substantially similar function) has the authority to control the policies of such entity (including any partnership of which the Company or a Subsidiary is a managing general partner).

LIMITATION ON SALE AND LEASE-BACK

    The Senior Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any arrangement with any person (other than the Company or a Restricted Subsidiary) providing for the leasing to the Company or a Restricted Subsidiary for a period of more than three years of any Restricted Property which has been, or is to be, sold or transferred by the Company or such Restricted Subsidiary to such person or to any person (other than the Company or a Restricted Subsidiary) to which funds have been or are to be advanced by such person on the security of the leased property unless either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions described under "Limitations on Liens" above, to incur Debt in a principal amount equal to or exceeding the value of such sale and lease-back transaction, secured by a Mortgage on the property to be leased, without equally and ratably securing the outstanding Senior Debt Securities, or (b) the Company, during or immediately after the expiration of four months after the effective date of such transaction, applies to the voluntary retirement of its indebtedness maturing by its terms more than one year after the original creation thereof (Funded Debt) an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value in the opinion of the Board of Directors of such property at the time of entering into such transaction (in either case adjusted proportionately to reflect the remaining term of the lease), less an amount equal to the sum of (i) the principal amount of Senior Debt Securities delivered, within four months after the effective date of such arrangement, to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Debt voluntarily retired by the Company within such four month period excluding retirements of Senior Debt Securities and other Funded Debt as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity.

    The Senior Indenture contains no limitations on the sale and lease-back of property acquired or constructed after the date of original issuance of the applicable series of Senior Debt Securities or of any property owned which is not Restricted Property.

    Unless otherwise specified in the Prospectus Supplement relating to a particular series of Offered Debt Securities, the covenants applicable to the Senior Debt Securities would not necessarily afford holders protection in the event of a highly leveraged transaction, a sale of assets, an incurrance of additional unsecured debt or other similar transactions involving the Company, whether or not involving a downgrade in the ratings accorded to the Senior Debt Securities by any nationally recognized statistical rating organization.

CONSOLIDATION, MERGER OR SALE

    In addition to the provisions described above under "General Provisions Applicable to Both Indentures -- Consolidation, Merger or Sale," the Senior Indenture also provides that if, upon any consolidation or merger of the Company with or into any other corporation or upon any sale or conveyance of all or substantially all of its property to any other corporation, any of the property of the Company or of any Subsidiary would thereupon become subject to any mortgage, lien or pledge, the Company will before or at the time of such consolidation, merger, sale or conveyance secure the Senior Debt Securities, equally and ratably with any other obligations of the Company or any Subsidiary then entitled thereto, by a direct lien on all such property prior to all liens other than any liens already existing thereon.

DEFEASANCE

    Unless otherwise specified in the Prospectus Supplement with respect to the Offered Debt Securities of any series, the Company, at its option, (a) will be Discharged (as defined in the Senior Indenture) from any and all obligations in respect of any series of Senior Debt Securities (except in each case for certain obligations to register the transfer or exchange of Senior Debt Securities, replace stolen, lost or mutilated Senior Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Indenture described under "General Provisions Applicable to Both Indentures " and "Senior Indenture Provisions" nor be subject to the operation of the cross acceleration provisions described under "General Provisions Applicable to Both Indentures -- Events of Default" or to the provisions relating to redemption of the Senior Debt Securities of such series, in each case, if the Company irrevocably deposits with the Senior Trustee, in trust, money or U.S. Government Obligations (as defined in the Senior Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and interest on the Senior Debt Securities on the dates such payments are due in accordance with the terms of such series of Senior Debt Securities. To exercise any such option, the Company is required to deliver to the Senior Trustee an opinion of counsel or revenue ruling to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a Discharge pursuant to clause (a), if the issue of Senior Debt Securities is then listed on the New York Stock Exchange, an opinion of counsel that the deposit and related defeasance would not subject such Senior Debt Securities to delisting.

SUBORDINATED INDENTURE PROVISIONS

GENERAL

    The Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Subordinated Indenture will not limit the amount of other indebtedness or securities which may be issued by the Company or any of its subsidiaries.

CONVERSION RIGHTS

    The Prospectus Supplement relating to the Offered Debt Securities will provide whether any Subordinated Debt Securities will be convertible into shares of Common Stock at any time on or prior to the maturity date of such Subordinated Debt Securities and if so the initial conversion price at which such Subordinated Debt Securities will be so convertible, except that if a Subordinated Debt Security or portion thereof is earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption and will be lost if not exercised prior to that time. Fractional shares of Common Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests based on the then current market price (as defined in the Subordinated Indenture) of Common Stock on the last business day prior to the date of conversion.

    The conversion price will be subject to adjustment upon certain events, including (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions or combinations of Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants (expiring within 60 days after the record date for determining shareholders entitled to receive them) entitling them to subscribe for or purchase Common Stock at less than the then current market price (as defined in the Subordinated Indenture); and (iv) the distribution to all holders of Common Stock or capital stock (other than Common Stock), evidences of indebtedness of the Company, assets (excluding regular periodic cash dividends at a rate which is substantially consistent with past practice, including past practice with respect to increases in dividends), or rights or warrants to subscribe for or purchase securities of the Company (excluding the dividends, distributions, rights and warrants mentioned above).

    Subordinated Debt Securities surrendered for conversion between a record date for payment of interest and the next succeeding interest payment date (unless such Subordinated Debt Securities are subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the interest thereon which is to be paid on such interest payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Subordinated Debt Securities or for any dividends or distributions on any shares of Common Stock delivered upon conversion. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to one percent of such price. The Company reserves the right to make such reductions in the conversion price, in addition to those required in the foregoing provisions, as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable.

    Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

    If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g. distributions of evidences of indebtedness or assets of the Company but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions of the Subordinated Indenture, the conversion price of the Subordinated Debt Securities is reduced, such reduction may be deemed to be the receipt of taxable income by holders of the Subordinated Debt Securities.

SUBORDINATION

    The Subordinated Debt Securities will rank PARI PASSU with the Company's outstanding 7 1/2% Convertible Subordinated Debentures Due 2014, but will be subordinated and subject, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Debt (as defined below) of the Company. No payment of principal (including redemption and sinking fund payments) of, premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. During the continuance of any other event of default with respect to Senior Debt for which maturity may be accelerated immediately and if the Subordinated Trustee has received written notice on behalf of holders of such Senior Debt, the Company may not for 90 days from receipt of such notice do anything which would be prohibited (as set out in the immediately preceding sentence) if any Senior Debt has not been paid; however, if the maturity of any such Senior Debt is not accelerated within 90 days following the due date of any payments prevented by such default and notice, the Company may resume payments on the Subordinated Debt Securities. If payment of the Subordinated Debt Securities is accelerated because of an Event of Default, prompt notice must be given to holders of Senior Debt, and the Company may not pay the

Subordinated Debt Securities until 30 days after the acceleration occurs (Senior Debt remaining outstanding) and thereafter may pay the Subordinated Debt Securities only if the Subordinated Indenture otherwise permits. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt until all amounts owing on the Subordinated Debt Securities are paid in full. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Subordinated Debt Securities, and creditors of the Company who are not holders of Senior Debt or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

    "Senior Debt" will be defined to mean the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of the Company for money borrowed (including any indebtedness secured by a mortgage or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or (ii) existing on property at the time of acquisition thereof);

        (b) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

        (c) all lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

        (d) all indebtedness of others of the kinds described in either of the preceding clauses (a) or (b) and all lease obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise;

        (e) all obligations of the Company with respect to letters of credit issued in connection with indebtedness of others of the kind described in the preceding clauses (a) or (b) or leased obligations of the kind described in the preceding clause (c); and

        (f) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) and (d), all renewals or extensions of lease obligations of the kinds described in either of the preceding clauses (c) and (d) and all renewals or extensions of obligations with respect to letters of credit of the kind described in the preceding clause (e);

unless, in the case of any particular indebtedness, lease obligation, renewal, extension, refunding or obligations with respect to letters of credit, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, obligation, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Subordinated Debt Securities.


    At September 30, 1995, Senior Debt totalled $1,120 million (not including accrued interest). The Subordinated Indenture does not limit the amount of Senior Debt which the Company may incur.


                          DESCRIPTION OF CAPITAL STOCK


    The Company has 280,000,000 authorized shares of stock, consisting of (i) 250,000,000 shares of Common Stock having a par value of $1.00 per share, (ii) 15,000,000 shares of Cumulative Preference Stock (Preference Stock) having a par value of $1.00 per share, and (iii) 15,000,000 shares of Preferred Stock having a par value of $1.00 per share. At September 30, 1995, there were 104,421,176 shares of Common

Stock outstanding. There are two series of Preference Stock designated, none of which were outstanding at September 30, 1995. Of the Series A Preference Stock, 120,000 shares were designated and reserved for issuance upon exercise of the Stock Purchase Rights (Rights). The Preferred Stock was authorized by vote of the shareholders on May 5, 1992 and there are currently no shares of Preferred Stock designated or outstanding. In addition, on September 30, 1995 the Company had reserved for issuance 5,111,438 shares of Common Stock on conversion of the outstanding 7 1/2 % Convertible Subordinated Debentures Due 2014 and 2,842,842 shares of Common Stock upon the exercise of outstanding management options.


    The following summary description of the Company's capital stock is subject to the detailed provisions of the Company's Restated Certificate of Incorporation (Certificate), a copy of which has been filed as an exhibit to the Registration Statement.

COMMON STOCK

    VOTING. Each share of Common Stock entitles its record owner to one vote on all matters submitted to the stockholders for action. The stockholders are not entitled to cumulative voting rights in the election of directors.

    DIVIDENDS.  Subject  to the  rights of holders  of any  class of  Preference
Stock or Preferred Stock, the holders of Common Stock are entitled to share ratably in dividends in such amount as may be declared by the Company's Board of Directors (Board) from time to time out of funds legally available therefor. The payment of dividends on the Common Stock is restricted under the Company's Revolving Credit and Term Loan Agreement to no more than $1.20 per share annually, and is prohibited in the event of a default.

    BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Company is covered by Section 203 of the Delaware General Corporation Law which provides that a corporation shall not engage in any business combination with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless (1) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of such transaction, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time, excluding certain shares owned by directors, officers and employees of the corporation, or (3) on or subsequent to such date the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock other than the interested stockholder. "Interested stockholder" is defined as any person that is the owner (by itself or with affiliates) of 15 percent or more of the outstanding voting stock of the corporation.

    FAIR PRICE PROVISION. Under the Certificate, a business combination involving the Company and a related person (defined as a holder of more than ten percent of the voting stock of the Company) must provide that the price paid all stockholders in such a transaction will be at least equal in value to the highest price per share previously paid by the related person in acquiring any of its shares of voting stock unless such transactions has been approved by: (1) holders of at least 75 percent of the outstanding shares of voting stock held by shareholders other than related persons; or (2) two-thirds of the Continuing Directors (defined as the directors of the Company serving immediately prior to the time the related person acquired its ten percent interest). As a practical matter, if a business combination is not approved by the Continuing Directors, a vote of 75 percent of the outstanding shares of voting stock held by shareholders other than the related persons may not be obtainable. The provisions described in this paragraph may only be changed, amended, altered or repealed by the affirmative vote of at least 75 percent of the votes entitled to be cast by the stockholders.

    PREVENTION OF GREENMAIL. The Certificate prohibits the Company from purchasing or agreeing to purchase any of its equity securities, at a price in excess of fair market value, from any holder of five percent or more of any class of voting stock (excluding any person who held such amounts on November 1, 1988 and who was also a holder of five percent of the outstanding shares of Sun Company, Inc. common stock on July 6, 1988) who has beneficially owned such securities for less than two years. However, such a transaction may be consummated if approved by holders of at least a majority of the Company's voting stock, excluding such five percent holder. This stockholder approval requirement, however, would not apply to any acquisition by the Company of its equity securities (i) as part of a tender or exchange offer available on the same terms to all other holders of securities of the same class as such securities, (ii) as part of an open market purchase program, and not the result of a privately negotiated transaction, or (iii) as the result of the redemption of securities which have terms providing for such redemption. The provisions described in this paragraph may only be changed, amended, altered or repealed by the affirmative vote of at least 75 percent of the votes entitled to be cast by the stockholders (excluding any shares held by any holder of five percent or more of the Common Stock).

    BOARD OF DIRECTORS. The Certificate provides that (i) the Board is classified into three classes, (ii) the number of directors comprising the Board is to be fixed from time to time by the Board at not less than five nor more than 11, which number is presently fixed at nine, and (iii) the term of office of each class expires in consecutive years so that only one class is elected in each year. The provisions described in this paragraph may only be changed, amended, altered or repealed by the affirmative vote of at least 75 percent of the votes entitled to be cast by the stockholders. Because the Board is classified, under Section 141 of the Delaware General Corporation Law stockholders may remove directors only for cause.

    LIQUIDATION RIGHTS. The holders of Common Stock are entitled to receive pro rata the assets of the Company legally available for distribution to such stockholders upon liquidation or dissolution.

    OTHER. The shares of Common Stock presently outstanding are, and any shares of Common Stock to be offered under a Supplemental Prospectus to this Prospectus will be validly issued, fully paid and nonassessable. The Common Stock is not redeemable and has no preemptive, exchange or conversion rights.

    TRANSFER AGENT  AND REGISTRAR.   The  Transfer Agent  and Registrar  of  the
Common Stock is Chemical Bank, New York, New York.

PREFERRED STOCK

    The Board is authorized by the Certificate to issue Preferred Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights, and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions, and liquidation values of each such series. The particular terms of any series of Offered Preferred Stock will be set forth in the Prospectus Supplement relating to such Offered Preferred Stock.


    Subject to the rights of holders of any class of Preference Stock, the holders of Preferred Stock are entitled to receive dividends, when and as declared by the Board out of funds legally available for that purpose. As to dividends and rights upon liquidation, dissolution or winding up, the Preferred Stock will rank junior and subordinate to any series of Preference Stock and prior to the Common Stock.


PREFERENCE STOCK

    The Board is authorized by the Certificate to issue Preference Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights, and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions, and liquidation values of each such series.

    Holders of Preference Stock are entitled to receive, when and as declared by the Board out of assets legally available for that purpose, annual cumulative dividends payable in quarterly installments. Unless full cumulative dividends on the Preference Stock have been paid, no dividend may be declared or paid on, or other distributions made upon, Preferred Stock or Common Stock, nor may any Preferred Stock or Common Stock be redeemed or purchased by the Company.

    Subject to certain conditions, the Company may redeem all or any part of the Preference Stock then outstanding.

    If the equivalent of six quarterly dividends on the Preference Stock are unpaid, the number of directors of the Company will be increased by two, and the holders of the Preference Stock, voting as a class, will be entitled to select the additional two directors until all dividends in arrears have been paid or declared and set aside for payment. At such time, the additional two directors will cease to serve as directors and the number of directors will decrease by two.

    The affirmative vote or consent of holders of at least two-thirds of outstanding shares of Preference Stock is necessary for the Company to alter or change certain preferences or rights or to create any class of stock ranking prior to or on a parity with the Preference Stock.


    On September 11, 1990, the Company issued 7,259,394 shares of Series B Preference Stock to an agent of the Glenmede Trust Company (Glenmede) as trustee for various charitable trusts, as partial consideration for the repurchase of all of the Common Stock held by Glenmede for those charitable trusts. By September 30, 1995, all shares of Series B Preference Stock outstanding had been converted into Common Stock on a share-for-share basis by the holder in accordance with the terms thereof.


RIGHTS

    On September 11, 1990, the Board declared a dividend distribution of one Stock Purchase Right on each outstanding share of Common Stock, payable September 28, 1990 to holders of record of the Common Stock on that date. The Rights are also issuable upon the issuance of additional shares of Common Stock prior to the time the Rights are redeemed or expire. Accordingly, the Rights will also be issued to holders of Common Stock purchased in an offering of Common Stock under a Prospectus Supplement. Initially, the Rights are represented by the certificates for the Common Stock and will trade only with the Common Stock. The Rights will expire September 11, 2000 unless earlier redeemed by the Company. Unless the Rights are earlier redeemed, if the Company is (i) acquired in a merger or other business combination transaction or (ii) 50 percent or more of the Company's assets or earning power is sold or transferred or if a person or group (with certain exceptions relating to affiliates of the Company) acquires beneficial ownership of 20 percent or more of the outstanding Common Stock (collectively, Acquisition Events), each Right will entitle its holder (other than such a person or group) to purchase, at the then current exercise price, a number of shares of the acquiring Company's common stock, or of the Common Stock of the Company, as the case may be, that would have a market value of twice the exercise price. In addition, unless the Rights are earlier redeemed, if a person or group is determined by the Board to have intentions toward the Company that are not in the long-term best interests of the Company or the Company's stockholders and that person or group has or acquires beneficial ownership of a percentage of common stock of the Company in excess of the ownership limitation applicable to such person or group (which cannot be less than 10 percent) as set by the Board (Triggering Event), each Right will entitle its holder (other than such person or group) to purchase, at the then current exercise price, a number of shares of the Common Stock of the Company that would have a market value equal to twice the exercise price multiplied by a fraction, the numerator of which is 20 percent and the denominator of which is the applicable ownership limitation. Alternatively, upon the occurrence of the foregoing, the Company can, at its discretion, exchange the Rights for one-half the number of shares for which the Rights would otherwise have been exercisable.

    With the approval of the Board (but in certain circumstances only with the consent of certain directors who were in office on September 10, 1990, or whose nomination or election as a director was approved by such directors) the Company can redeem the Rights at any time, at a redemption price of $.01 per share, subject to adjustment, before the occurrence of an Acquisition Event or a Triggering Event.

    The Rights may have certain anti-takeover effects. However, the Board believes that the Rights will assist in countering takeover tactics the Board deems unfair and enhance its ability to negotiate with any potential acquiror of the Company.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby in four ways: (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to certain purchasers.

    Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered, will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

    If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

    Certain of the underwriters, agents or dealers and their associates may be customers or engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS


    The validity of the Offered Securities will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York, and for any underwriters, dealers or agents by Milbank, Tweed, Hadley & McCloy, New York, New York.



                            INDEPENDENT ACCOUNTANTS



    The consolidated balance sheets as of December 31, 1994 and 1993, and the consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.



    With respect to the unaudited interim financial information for the periods ended June 30 and March 31, 1995 and 1994, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's Quarterly Reports on Form 10-Q for the six- and three-month periods ended June 30 and March 31, 1995 and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because such reports are not "reports" or "parts" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

    Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

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                                     -------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
                  PROSPECTUS SUPPLEMENT
Use of Proceeds................................        S-2
Recent Developments............................        S-2
Description of 2003 Notes and 2005 Notes.......        S-3
Underwriting...................................        S-4
Legal Matters..................................        S-5
Notice to Canadian Residents...................        S-6

                        PROSPECTUS
Available Information..........................          2
Incorporation of Documents by Reference........          2
The Company....................................          3
Use of Proceeds................................          3
Consolidated Ratio of Earnings to Fixed
 Charges.......................................          3
Description of the Debt Securities.............          3
Description of Capital Stock...................         12
Plan of Distribution...........................         16
Legal Matters..................................         16
Experts........................................         16

                                  $250,000,000

                                     [LOGO]

                                  Oryx Energy
                                    Company

                                  $100,000,000

                                     8% Notes
                              Due October 15, 2003

                                  $150,000,000

                                  8 1/8% Notes
                              Due October 15, 2005

                             PROSPECTUS SUPPLEMENT

                         UNDERWRITERS OF THE 2003 NOTES
                                CS First Boston
                              BA Securities, Inc.
                           Citicorp Securities, Inc.
                       NationsBanc Capital Markets, Inc.

                         UNDERWRITERS OF THE 2005 NOTES
                                CS First Boston
                              Goldman, Sachs & Co.
                          J.P. Morgan Securities Inc.
                              Salomon Brothers Inc

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                                     -------------------------------------------